Exhibit 99.1

Symmetricom Reports Preliminary Revenue and EPS Information for the Second Quarter of Fiscal 2011

SAN JOSE, Calif., January 11, 2011—Symmetricom®, Inc. (NASDAQ: SYMM) today provided preliminary revenue and preliminary earnings per share information for the second quarter of fiscal 2011 ended December 26, 2010.

Second quarter revenue is expected to range from approximately $40.0 to $42.5 million, a revision from previous revenue guidance of $52 to $57 million. The decreased revenue is due to product supply and fulfillment delays associated with the company’s transition to an outsourced manufacturing and logistics model. Symmetricom ceased manufacturing all products in Puerto Rico in December 2010 and expects to complete the transition in the third quarter, as previously disclosed.

The company’s order volume was at expected levels for the quarter and ending backlog is expected to be $63 to $65 million, higher than originally anticipated. The company expects to ship delayed backlog and return to normal shipment patterns in the third quarter of fiscal 2011.

As a result of this updated revenue information, the company expects a GAAP loss for the second quarter of fiscal 2011 in the range of $(0.08) to $(0.11) per share and non-GAAP earnings in the range of $0.00 to $0.03 per share. A reconciliation of GAAP and non-GAAP guidance is provided at the end of this press release.

The company expects to report second quarter financial results during the week of January 31, 2011. The revenue and earnings per share information stated above is preliminary and subject to adjustment, and this release does not present all information necessary for an understanding of the company’s financial position and results of operations as of and for its second quarter of fiscal 2011.

About Symmetricom, Inc.

Symmetricom (NASDAQ: SYMM), a world leader in precise time solutions, sets the world’s standard for time. The company generates, distributes and applies precise time for the communications, aerospace/defense, IT infrastructure and metrology industries. Symmetricom’s customers, from communications service providers and network equipment manufacturers to governments and their suppliers worldwide, are able to build more reliable networks and systems by using the company’s advanced timing technologies, atomic clocks, services and solutions. All products support today’s precise timing standards, including GPS-based timing, IEEE 1588 (PTP), Network Time Protocol (NTP), Synchronous Ethernet and DOCSIS® timing. Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit: www.symmetricom.com.

Non-GAAP Information

Certain non-GAAP financial information is included in this press release. In the reconciliation of GAAP to non-GAAP results, Symmetricom excludes certain items related to non-cash equity-based compensation, amortization of acquired intangibles, restructuring charges, and costs related to its Puerto Rico manufacturing transition that the company does not consider indicative of its ongoing performance. The income tax effect after these non-GAAP adjustments was determined based upon Symmetricom’s estimate of its annual non-GAAP effective tax rate excluding these non-GAAP adjustments. Symmetricom believes that excluding such items provides investors, analysts and management with a representation of the company’s core operating performance and with information useful in assessing, in conjunction with GAAP results, underlying trends in operating performance. Management uses such non-GAAP information to evaluate financial results and to establish operational goals. Non-GAAP information should not be considered superior to or as a substitute for data prepared in accordance with GAAP. A reconciliation of the non-GAAP results to the GAAP results is provided in the financial schedules portion of this press release.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning preliminary second quarter financial information, management’s expectations regarding the timing of delayed backlog shipments, the timing of the completion of the transition of Puerto Rico manufacturing operations, and information regarding the usefulness of the non-GAAP financial information. The statements in this press release are made as of the date of this press release, even if subsequently made available by Symmetricom on its website or otherwise. Symmetricom’s actual results could differ materially from those projected or suggested in these forward-looking statements. Factors that could cause future actual results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for telecommunication products, cable products or test and measurement products, reduced rates or changes in government spending patterns, customers’ ability and need to upgrade existing equipment, the company’s ability to maintain or reduce manufacturing and operating costs, timing of orders, cancellation or delay of customer orders, loss of customers, customer acceptance of new products, recessionary pressures, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 27, 2010 and subsequent Form 10-Q’s and 8-K’s.

Contacts:

Dan Madden

VP of Finance and Investor Relations

1-408-428-7929

dmadden@symmetricom.com

SYMM-F

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SYMMETRICOM, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES

TO PROJECTED GAAP REVENUE AND EPS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ending December 26, 2010
	Revenue		Earnings /(Loss) Per Share from Continuing Operations
	From	To	From	To

GAAP Guidance	$40,000	$42,500	($0.11)	($0.08)

Estimated Non-GAAP Adjustments
Equity-based compensation expense			$0.03	$0.03
Amortization of intangible assets			$0.01	$0.01
Integration and restructuring charges			$0.10	$0.10
Puerto Rico manufacturing transition			$0.04	$0.04
Income tax effect of non-GAAP adjustments			($0.07)	($0.07)

Total Non-GAAP Adjustments			$0.11	$0.11

Non-GAAP Guidance	$40,000	$42,500	$0.00	$0.03